EXHIBIT 99.1

FDA Schedules Face to Face Meeting With Repros to Discuss Androxal(R) Efficacy

THE WOODLANDS, Texas, Nov. 25, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported it has been granted a face to face meeting with the FDA to discuss the pivotal Androxal efficacy studies per the announcement of October 22, 2013. Prior to the meeting, the Agency will have had the final clinical study reports made available.

The meeting will also address the unmet medical need for therapy producing restoration of total testicular function, i.e. restoration of T levels without the characteristic suppression of spermatogenesis by marketed testosterone replacement products. To enhance this discussion, the Company has proposed attendance of two of its key opinion leaders, Wayne Hellstrom, M.D., F.A.C.S., Professor of Urology and Chief of Andrology, Tulane University and incoming President of ISSM and Edward Kim, Ph.D., Professor at University of Tennessee Graduate School of Medicine.

The Company will report the outcome of the meeting before the end of February 2014.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com